Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG senior vice president Navikas to retire

PITTSBURGH, Jan. 16, 2015 - PPG Industries (NYSE:PPG) today announced that David B. Navikas, senior vice president, strategic planning and corporate development, will retire effective March 1.

“PPG has benefited greatly from David’s deep knowledge of our company’s strategic priorities and financial framework,” said Charles E. Bunch, PPG chairman and chief executive officer. “He has been a key leader in driving the growth and transformation of our coatings business portfolio through his functional leadership and as a member of our executive and operating committees.”

Navikas joined PPG as controller in 1995 and was elected vice president in 2000. In June 2011 he was appointed senior vice president, finance, and chief financial officer, and he has held his current senior leadership role since August 2013. Navikas came to PPG after a 22-year career with accounting firm Deloitte & Touche LLP, where he was a partner and professional practice director of the Pittsburgh office.

PPG: Bringing innovation to the surface.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.